1.1 1 Does not contain Technical Data. //Mercury Proprietary/No Tech Data// MERCURY SYSTEMS, INC. Compensation Policy for Non-Employee Directors Cash Compensation Annual retainer for non-employee directors: $65,000 per annum, paid quarterly Additional annual retainers (all per annuum, paid quarterly): Independent Chair: $45,000 Lead Independent Director: $35,000 Chair of the Audit Committee: $25,000 Chair of the Human Capital and Compensation Committee: $20,000 Chair of the Nominating and Governance Committee: $12,000 Chair of the M&A and Finance Committee: $12,000 Chair of the Government Relations Committee: $12,000 Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings. Quarterly retainer payments shall be paid in arrears within 30 days following the end of each quarter. The full quarterly retainer shall be paid to each director who served on the Board during all or a portion of a quarter. Equity Compensation New non-employee directors will be granted equity awards in connection with their first appointment or election to the Board. These awards will be granted by the Board of Directors and will consist of shares of restricted stock units for the number of shares of common stock equal to $225,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant. Non-employee directors will also receive annual restricted stock unit awards for the number of shares of common stock equal to $175,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest on the first anniversary of the date of grant. Non-employee directors will not be eligible to receive an annual restricted stock award during the fiscal year in which they are first elected.

1.1 2 Does not contain Technical Data. //Mercury Proprietary/No Tech Data// Compensation Deferrals Non-employee directors will be given an annual opportunity to defer equity compensation in compliance with applicable law by electing to receive deferred stock units that convert into shares of common stock upon termination of Board service (and not upon vesting). Similarly, non-employee directors will be given an annual opportunity to defer cash retainer payments in compliance with applicable law by electing to receive deferred stock units in lieu of such payments, which will be fully vested upon grant but will not convert into shares of common stock until termination of Board service. Subject to applicable law, new non-employee directors will be given an opportunity to defer their equity and/or cash compensation effective upon the commencement of their Board service, provided that they make such election prior to that time. Approved by the Board of Directors, as amended, on July 24, 2024.